Exhibit 3.146
ARTICLES OF INCORPORATION
OF
eLINK TELECOMMUNICATIONS OF VIRGINIA, INC.
     The undersigned, authorized natural person, for the purpose of forming a corporation, under the provisions and subject to the requirements of the laws of the Commonwealth of Virginia, hereby certifies that:
     FIRST: The name of this corporation is eLink Telecommunications of Virginia, Inc.
     SECOND: The address of its registered office in the Commonwealth of Virginia is physically located at 11 South 12th Street in the City of Richmond 23219. The name of its registered agent at such address is (Illegible)
     THIRD: The purpose of the corporation is to engage in any lawful act or activities of a public service corporation organized under the Code of Virginia. Pursuant to section 13.1 620(d) eLink Telecommunications of Virginia, Inc. specifically will engage in those activities necessary for it to provide telecommunications services within the Commonwealth of Virginia pursuant to section 13.1-620(d).
     FOURTH: The total number of shares that the corporation shall have authority to issue is 100.000 shares of common stock, each having a par value of $0.001.
     FIFTH: The name and address of the incorporation is as follows
Richard Joseph Dyer, Esq
555 13th Street, N W Suite 500
Washington, D.C 20004
     SIXTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.
     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     EIGHTH: The Corporation reserves the right to amend (Illegible Text) change, (Illegible Text) are provision contained in this Certificate of Incorporation, in the manner now or (Illegible Text) prescribed by (Illegible Text) and by this Certificate of Incorporation, and all rights conferred upon stockholders (Illegible Text) are granted subject to (Illegible Text).
     NINTH: In addition to the other powers expressly granted by statue the Board of Directors of the corporation shall have the power to adopt, repeal, alter or amend the bylaws of the corporation.
     IN WITNESS WHEREOF, the undersigned being the incorporation herein before named, has executed signed and acknowledged this certificate of incorporation this 27th day of June, (Illegible Text).

/s/ Illegible
Name:	Richard (Illegible)
(Illegible)